Exhibit 9.1C

                                ADDITION OF THE
                            LKCM INTERNATIONAL FUND
                                     TO THE
                       ADMINISTRATION SERVICING AGREEMENT
                                    Between
                                   LKCM FUND
                                      and
                             FIRSTAR TRUST COMPANY
                       which is Dated as of July 10, 1997


WHEREAS, the above parties have entered into a Administration Servicing Agreement (the "Agreement") whereby Firstar Trust Company ("FTC") has agreed to provide administration services to LKCM Fund (the "Trust"); and

WHEREAS, the parties would like to add the LKCM International Fund to the Agreement;

NOW THEREFORE, the Trust and FTC agree to add the Fund to the agreement and compensation for the addition of the Fund will be determined as follows:

                7 basis points on the first $200 million
                5 basis points on the next $300 million
                4 basis points on the next $500 million
                3 basis points on the balance

                Subject to an annual minimum fee of $35,000

                Subject to a 10% discount for the first year or until the Fund's assets reach $10 million, whichever comes first.

Dated this 30 day of December, 1997


LKCM FUND                                            FIRSTAR TRUST COMPANY

BY:  /s/ Jacqui Brownfield                           BY:  /s/ Joseph Neuberger
     ---------------------                                --------------------

                                      106